Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President – Investor Relations	Vice President - Communications
(212) 922-1640	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

KEITH E. WANDELL JOINS DOVER’S BOARD AS INDEPENDENT DIRECTOR

Downers Grove, IL, November 4, 2015 - Dover (NYSE: DOV) today announced that Keith E. Wandell, former Chairman and Chief Executive Officer of Harley-Davidson, Inc., has been appointed to Dover’s Board of Directors and Audit Committee. The addition of Mr. Wandell increases the size of the Board from 12 to 13 directors.

Robert A. Livingston, Dover’s President and Chief Executive Officer, said “I am pleased to welcome Keith Wandell to our Board. With the addition of Keith, the Board gains the valuable perspective of a strategic, experienced leader with a strong record focused on growth, profitability, international expansion and innovation. We welcome him and look forward to his contributions to Dover’s future success.”

Mr. Wandell, 66, has significant operating, financial and leadership experience in both domestic and international businesses. He also serves on the boards of directors of Dana Holding Corporation and Constellation Brands, Inc. He served as Chief Executive Officer of Harley-Davidson, Inc. from 2009 to 2015. Before joining Harley-Davidson, he held various leadership positions at Johnson Controls, Inc., including President and Chief Operating Officer.

About Dover:

Dover is a diversified global manufacturer with annual revenues of approximately $7 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.